--------------------------------
                                                       OMB APPROVAL
                                                --------------------------------
                                                       OMB Number:  3235-145
                                                       Expires:  October 31,
                                                       1994
                                                       Estimated average burden
                                                       hours per response..14.90
                                                --------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                               (Amendment No. 3)*

                              Penederm Incorporated
                              ---------------------
                                (Name of Issuer)

                           Common Stock, no par value
                           --------------------------
                         (Title of Class of Securities)

                                   0007068671
                                   ----------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 0007068671                   13G                    Page 2 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          New Enterprise Associates IV, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                    Page 3 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NEA Partners IV, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                    Page 4 of 29 Pages

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ONSET Enterprise Associates, L.P.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b  |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                    Page 5 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          OEA Management, L.P.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                    Page 6 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          NEA ONSET Partners, Limited Partnership

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                    Page 7 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ONSET Venture Service Corp.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Corporation

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                    Page 8 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cornelius C. Bond, Jr.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                    Page 9 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Frank A. Bonsal, Jr.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware Limited Partnership

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     less than 5%
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    less than 5%
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------


          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                   Page 10 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Nancy L. Dorman

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     less than 5%
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    less than 5%
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                   Page 11 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          C. Richard Kramlich

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     less than 5%
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    less than 5%
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                   Page 12 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert F. Kuhling, Jr.

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     less than 5%
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    less than 5%
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                   Page 13 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Arthur J. Marks

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     less than 5%
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    less than 5%
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                   Page 14 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Thomas C. McConnell

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     0 shares
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    0 shares
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                   Page 15 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Charles W. Newhall III

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     less than 5%
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    less than 5%
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007068671                   13G                   Page 16 of 29 Pages


--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Terry L. Opdendyk

--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|


--------------------------------------------------------------------------------
   3      SEC USE ONLY



--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                     less than 5%
        NUMBER OF
                            ----------------------------------------------------
          SHARES               6     SHARED VOTING POWER
       BENEFICIALLY                  less than 5%
         OWNED BY
                            ----------------------------------------------------
           EACH                7     SOLE DISPOSITIVE POWER
        REPORTING                    less than 5%
          PERSON
                            ----------------------------------------------------
           WITH                8     SHARED DISPOSITIVE POWER
                                     less than 5%

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          less than 5%

--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     |_|
          SHARES*


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than 5%

--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).     Name of Issuer: Penederm Incorporated.

Item 1(b). Address of Issuer's Principal Executive Offices: 320 Lakeside Drive, Foster City, CA 94404.

Item 2(a). Name of Persons Filing: New Enterprise Associates IV, Limited Partnership ("NEA IV"), NEA Partners IV, Limited Partnership ("NEA Partners IV"), ONSET Enterprise Associates, L.P. ("ONSET"), OEA Management, L.P. ("OEA"), NEA ONSET Partners, Limited Partnership (ONSET Partners), ONSET Venture Service Corp. ("ONSET Corp.") and Cornelius C. Bond, Jr. ("Bond"), Frank A. Bonsal, Jr. ("Bonsal"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Robert F. Kuhling, Jr. ("Kuhling"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell"), Charles W. Newhall III ("Newhall") and Terry L. Opdendyk ("Opdendyk") (the "General Partners"). The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of NEA IV, NEA Partners IV, ONSET Partners, Bonsal, Marks, Newhall and Dorman is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Bond, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of ONSET, OEA, ONSET Corp., Kuhling and Opdendyk is 151 University Avenue, Palo Alto, CA 94301

Item 2(c). Citizenship: Each of NEA IV, NEA Partners IV, ONSET, OEA and ONSET Partners is a limited partnership organized under the laws of the State of Delaware. ONSET Corp. is a corporation organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, no par value (the "Common Stock").

Item 2(e).     CUSIP Number: 0007068671

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [ ] Broker or Dealer registered under Section 15 of the
                       Securities Exchange Act of 1934 (the "Act").

               (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

               (c) [ ] Insurance Company as defined in Section 3(a) (19) of the
                       Act.

               (d) [ ] Investment Company registered under Section 8 of the
                       Investment Company Act of 1940.

               (e) [ ] Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940.


                              Page 17 of 29 Pages

               (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule
                       13d-1(b)(1)(ii)(F) of the Act.

               (g) [ ] Parent Holding Company, in accordance with Rule
                       13d-1(b)(ii)(G) of the Act.

               (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the
                       Act.

               Not Applicable. The original Schedule 13G filed on behalf of the Reporting Persons with respect to the Common Stock was not filed pursuant to Rule 13d-1(b).

Item 4. Ownership.

     (a) Amount Beneficially Owned: Each Reporting Person owns beneficially less than 5% of the outstanding Common Stock of Penederm Incorporated.

     (b)    Percent of Class: Less than 5% for each Reporting Person.

     (c)    Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: Less than 5% for each Reporting Person.

            (ii) shared power to vote or to direct the vote: Less than 5% for each Reporting Person.

            (iii) sole power to dispose or to direct the disposition of: Less than 5% for each Reporting Person.

            (iv) shared power to dispose or to direct the disposition of: Less than 5% for each Reporting Person.

Item 5.   Ownership of Five Percent or Less of a Class.

          Each Reporting Person has ceased to be the beneficial owner of more than five percent of the Common Stock of Penederm Incorporated.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.


                              Page 18 of 29 Pages

Item 8.   Identification and Classification of Members of the Group.

          Not  applicable.   The  Reporting   Persons   expressly   disclaim
          membership in a "group" as used in Rule 13d-1(b)(ii)(H).

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 19 of 29 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 10, 1997


NEW ENTERPRISE ASSOCIATES IV,
  LIMITED PARTNERSHIP

By:  NEA Partners IV, Limited Partnership

     By:          *
         _________________________
         Charles W. Newhall III
         General Partner


NEA PARTNERS IV, LIMITED PARTNERSHIP

     By:          *
         _________________________
         Charles W. Newhall III
         General Partner


ONSET ENTERPRISE ASSOCIATES, L.P.

By: OEA MANAGEMENT, L.P.

     By:          *
         _________________________
         Robert F. Kuhling, Jr.
         General Partner


OEA MANAGEMENT, L.P.

     By:          *
         _________________________
         Robert F. Kuhling, Jr.
         General Partner


NEA ONSET PARTNERS, LIMITED PARTNERSHIP

     By:          *
         _________________________
         Charles W. Newhall III
         General Partner


                              Page 20 of 29 Pages

             *
___________________________
Cornelius C. Bond, Jr.


             *
___________________________
Frank A. Bonsal, Jr.


             *
___________________________
C. Richard Kramlich


             *
___________________________
Robert F. Kuhling, Jr.


             *
___________________________
Arthur J. Marks


             *
___________________________
Thomas C. McConnell


             *
___________________________
Charles W. Newhall III


             *
___________________________
Terry L. Opdendyk

                              Page 21 of 29 Pages

                                      *  /s/ Nancy L. Dorman
                                      -----------------------------------------
                                      Nancy L. Dorman
                                      on her own behalf and as attorney-in-fact
                                      for each Reporting Person herein




This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992, in connection with a Schedule 13G for Advanced Interventional Systems Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                              Page 22 of 29 Pages

                                                                       EXHIBIT 1

                                    AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Penederm Incorporated.

     EXECUTED this 10th day of February, 1997.


NEW ENTERPRISE ASSOCIATES IV,
  LIMITED PARTNERSHIP

By:  NEA Partners IV, Limited Partnership

        By:            *
            ___________________________
             Charles W. Newhall III
             General Partner


NEA PARTNERS IV, LIMITED PARTNERSHIP

        By:            *
            ___________________________
            Charles W. Newhall III
            General Partner


ONSET ENTERPRISE ASSOCIATES, L.P.

By: OEA MANAGEMENT, L.P.

        By:            *
            ___________________________
            Robert F. Kuhling, Jr.
            General Partner


OEA MANAGEMENT, L.P.

        By:            *
            ___________________________
            Robert F. Kuhling, Jr.
            General Partner


                              Page 23 of 29 Pages

NEA ONSET PARTNERS, LIMITED PARTNERSHIP

By:            *
    ____________________________
       Charles W. Newhall III
       General Partner


 By:            *
     ___________________________
     Cornelius C. Bond, Jr.


 By:            *
     ___________________________
     Frank A. Bonsal, Jr.


 By:            *
     ___________________________
     C. Richard Kramlich


 By:            *
     ___________________________
     Robert F. Kuhling, Jr.


 By:            *
     ___________________________
     Arthur J. Marks


 By:            *
     ___________________________
     Thomas C. McConnell


 By:            *
     ___________________________
     Charles W. Newhall III


 By:            *
     ___________________________
     Terry L. Opdendyk


                              Page 24 of 29 Pages

                                    *  /s/ Nancy L. Dorman
                                    ----------------------------------------
                                    Nancy L. Dorman
                                    on her own behalf and as attorney-in-fact
                                    for each Reporting Person herein



This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992, in connection with a Schedule 13G for Advanced Interventional Systems, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                                                                       Exhibit 2

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                                     /s/ Raymond L. Bank
                                                     -------------------------
                                                     Raymond L. Bank


                                                     /s/ Thomas R. Baruch
                                                     -------------------------
                                                     Thomas R. Baruch


                                                     /s/ Cornelius C. Bond, Jr.
                                                     -------------------------
                                                     Cornelius C. Bond, Jr.


                                                     /s/ Frank A. Bonsal, Jr.
                                                     -------------------------
                                                     Frank A. Bonsal, Jr.


                                                     /s/ James A. Cole
                                                     -------------------------
                                                     James A. Cole


                              Page 26 of 29 Pages

                                                     /s/ Nancy L. Dorman
                                                     -------------------------
                                                     Nancy L. Dorman


                                                     /s/ Neal M. Douglas
                                                     -------------------------
                                                     Neal M. Douglas


                                                     /s/ John W. Glynn, Jr.
                                                     -------------------------
                                                     John W. Glynn, Jr.


                                                     /s/ Curran W. Harvey
                                                     -------------------------
                                                     Curran W. Harvey


                                                     /s/ Ronald Kase
                                                     -------------------------
                                                     Ronald Kase


                                                     /s/ C. Richard Kramlich
                                                     -------------------------
                                                     C. Richard Kramlich


                                                     /s/ Robert F. Kuhling
                                                     -------------------------
                                                     Robert F. Kuhling


                                                     /s/ Arthur J. Marks
                                                     -------------------------
                                                     Arthur J. Marks


                                                     /s/ Thomas C. McConnell
                                                     -------------------------
                                                     Thomas C. McConnell


                                                     /s/ Donald L. Murfin
                                                     -------------------------
                                                     Donald L. Murfin


                                                     /s/ H. Leland Murphy
                                                     -------------------------
                                                     H. Leland Murphy


                              Page 27 of 29 Pages

                                                     /s/ John M. Nehra
                                                     --------------------------
                                                     John M. Nehra


                                                     /s/ Charles W. Newhall III
                                                     --------------------------
                                                     Charles W. Newhall III


                                                     /s/ Terry L. Opdendyk
                                                     --------------------------
                                                     Terry L. Opdendyk


                                                     /s/ Barbara J. Perrier
                                                     --------------------------
                                                     Barbara J. Perrier


                                                     /s/ C. Vincent Prothro
                                                     --------------------------
                                                     C. Vincent Prothro


                                                     /s/ C. Woodrow Rea, Jr.
                                                     --------------------------
                                                     C. Woodrow Rea, Jr.


                                                     /s/ Howard D. Wolfe, Jr.
                                                     --------------------------
                                                     Howard D. Wolfe, Jr.


                                                     /s/ Nora M. Zietz
                                                     --------------------------
                                                     Nora M. Zietz


                              Page 28 of 29 Pages

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                                     /s/ Peter J. Barris
                                                     --------------------------
                                                     Peter J. Barris


                                                     /s/ Debra E. King
                                                     --------------------------
                                                     Debra E. King


                                                     /s/ Peter T. Morris
                                                     --------------------------
                                                     Peter. T. Morris


                                                     /s/ Hugh Y. Rienhoff, Jr.
                                                     --------------------------
                                                     Hugh Y. Rienhoff, Jr.


                                                     /s/ Alexander Slusky
                                                     --------------------------
                                                     Alexander Slusky


                                                     /s/ Louis B. Van Dyck
                                                     --------------------------
                                                     Louis B. Van Dyck


                              Page 29 of 29 Pages